Exhibit 10.6

June 22, 2007

Capnia, Inc.

June 22, 2007

Dr. Ernest Mario

Via E-Mail

Dear Ernie:

1. Offer. I am pleased to offer you a position with Capnia, Inc. (the “Company”), as its President and Chief Executive Officer.

2. Reporting to the Board of Directors. During such time as you act the Company’s President and Chief Executive Officer, you shall also hold a position as Chairman of the Company’s board of directors (the “Board”). You shall report directly to the Board or any committees of the Board that may be created from time to time.

3. Stock Grants.

a. Initial Stock Grant. If you join the Company, the Company will issue to you 4,000,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board, and which is currently $0.11/share. You agree to purchase these shares of Common Stock in cash at the applicable fair market value. The Company shall have a lapsing right to repurchase the shares at cost if you are terminated by the Company for Cause (as defined below) or if you resign your employment, such that 1/48th of the shares shall be released from the Company’s right of repurchase at the end of each month following your start date. Additionally, in the event of a Change of Control (as defined below), 100% of the shares shall be released from the Company’s right of repurchase.

b. Definitions.

i. “Cause” means: (i) your willful and continued failure to substantially perform your reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is received by you from the Board which specifically identifies the manner in which the Board believes you have not substantially performed your duties; (ii) your engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (iii) your willful violation of a federal or state law or regulation directly or indirectly applicable to the business of the Company or its affiliates; or (iv) your being convicted of, or entering a plea of nolo contendere to a felony, committing any act of moral turpitude, dishonesty or fraud, or the misappropriation of material property belonging to the Company or its affiliates.

ii. “Change of Control” means the consummation of (i) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

c. Financing Stock Grant. Immediately following the closing of the Company’s next preferred stock equity financing, on terms as may be approved by the Board, with gross aggregate proceeds to the Company of at least $20 million (“Qualified Financing”), the Company will issue to you an additional 4,000,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. You agree to purchase these shares of Common Stock in cash at the applicable fair market value. The stock grant shall be subject to vesting (i.e., a lapsing Company right of repurchase) as follows: (i) 1/3 of the stock shall be vested immediately upon grant; (ii) 1/3 of the stock shall vest on the completion of at least two board-approved Phase II or Phase III clinical trials for rhinitis and/or migraine within 18 months of the closing of the Qualified Financing; and (iv) all then remaining unvested stock shall vest on the closing of an initial public offering or an acquisition of the Company, on terms as may be approved by the Board, occurring within five years of your start date.

d. No right to continue vesting or employment. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

4. Financing Participation. You shall be permitted to invest in the Company’s next preferred stock equity financing.

5. 280G “Parachute Tax.” As you are likely already aware, Section 280G of the Internal Revenue Code may impose a 20% excise tax on payments received by officers in connection with a sale of the Company. This could include the value associated with the acceleration of vesting. For private companies, this excise tax may be avoided by obtaining a requisite percentage approval of the stockholders at the time of the acquisition. In the event that such approvals are not obtained, the Company will reimburse you the amount of any such 280G excise tax obligation that you are required to pay to the IRS.

6. At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

7. At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be July 15, 2007. This letter agreement, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an authorized representative of the Board and you.

We look forward to your favorable reply and to working with you at Capnia, Inc.

Sincerely,

/s/ Edgar G. Engelman
Dr. Edgar G. Engleman,
On behalf of the Board of Capnia

Agreed to and accepted:

Signature:	/s/ Ernest Mario

Printed Name:	Dr. Ernest Mario

Date:	7/15/2007

Enclosures:

Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement